CONSULTING AGREEMENT


This Agreement is made effective as of January 02, 2001, by and between 2DoBiz.com, Inc., a Nevada corporation and Thomas Sandelier, of 205 East 16th Apt 3F, New York, New
York, 10003.

In this Agreement, the party who is contracting to receive services shall be referred to as "2DoBiz", and the party who will be providing the services shall be referred to as "Sandelier".


2DoBiz desires to have services provided by Sandelier.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on January 02, 2001, Sandelier will provide the following services (collectively, the "Services"): Identification, selection, and development of strategic business relations and opportunities for the Company, and general business advisory services.

2. PERFORMANCE OF SERVICES. Sandelier shall determine the manner in which the Services are to be performed and the specific hours to be worked by Sandelier. 2DoBiz will rely on Sandelier to work as many hours as may be reasonably necessary to fulfill Sandelier's obligations under this Agreement.

3.   PAYMENT.   2DoBiz will pay a fee to Sandelier  for  the
Services  in  the  amount of 800,000 shares of  free-trading
shares.   This  fee shall be payable in a lump  sum  at  the
execution of this agreement.

4. EXPENSE REIMBURSEMENT. Sandelier shall be entitled to reimbursement from 2DoBiz for all "out-of-pocket" expenses.

5.   SUPPORT  SERVICES.   2DoBiz will  not  provide  support
services, including office space and secretarial services, for the benefit of Sandelier.

6. NEW PROJECT APPROVAL. Sandelier and 2DoBiz recognize that Sandelier's Services will include working on various projects for 2DoBiz. Sandelier shall obtain the approval of 2DoBiz prior to the commencement of a new project.

7.    TERM/TERMINATION.   This  Agreement  shall   terminate
automatically on December 31, 2001.

8. RELATIONSHIP OF PARTIES. The parties understand that Sandelier is an independent contractor with respect to
2DoBiz,  and  not  an employee of 2DoBiz.  2DoBiz  will  not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Sandelier.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

   IF for 2DoBiz:

      2DoBiz.Com, Inc.
      David Roth
      CEO

   IF for Sandelier:

      Thomas A. Sandelier
      205 East 16th Apt 3F
      New York, New York, 10003.


Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

Party receiving services:
2DoBiz.Com, Inc.



By:  ____________________________________________________
   David Roth
   CEO


Party providing services:
Thomas A. Sandelier



By:  ____________________________________________________
   Thomas A. Sandelier